Exhibit 99.1

Semrush Continues Growth Trajectory with Two Board of Director Appointments and new Chief Financial Officer

March 6, 2023 4:30pm Eastern Standard Time

BOSTON, MA – (BUSINESS WIRE) -- Semrush (NYSE: SEMR), a leading online visibility management SaaS platform, has appointed Anna Baird and Steven Aldrich to its board as independent, non-executive directors, and Brian Mulroy as incoming Chief Financial Officer (CFO).

Ms. Baird brings more than 30 years of experience working with Silicon Valley companies to scale teams and enable growth. She was a partner at KPMG for over 17 years before becoming an SVP at McAfee supporting leadership on global controls, enterprise risk management, and its acquisition by Intel. Ms. Baird then held several C-level roles at private technology startups that experienced hypergrowth, and was most recently the CRO at Outreach. Ms. Baird also currently serves on the board of SeatGeek.

“I’m incredibly excited to work with the Semrush team as the company continues to expand their customer base and impressive suite of products,” said Baird. “Semrush is one of the most prolific marketing technology brands in the world, and their ability to make marketing simple and effective for both individuals and companies of any size is a value proposition that I’m truly passionate about.”

Mr. Aldrich is also joining the Semrush board, bringing nearly 30 years of experience in the technology industry. He spent 12 years with Intuit in a variety of leadership roles and held CEO positions at Posit Science and Outright. He also spent seven years at GoDaddy, the last three as the Chief Product Officer, helping grow the company from 10 million to 18 million total customers, and from $1 billion annual revenue to over $3 billion in revenue. Mr. Aldrich also currently serves on the Boards of Avantax, Inc. (NASDAQ: AVTA) and Xero Limited (XRO.AX).

Ms. Baird and Mr. Aldrich become the eighth and ninth members of Semrush’s Board of Directors, respectively.

“We are thrilled to welcome Anna and Steven to our Board of Directors,” said CEO of Semrush, Oleg Shchegolev. “Their strong technology backgrounds and track record of success speak for themselves, and we are looking forward to their guidance and extensive experience as we drive our next phase of growth.”

In addition to two Board appointments, Semrush also announces Brian Mulroy joining the executive leadership team as the company’s next Chief Financial Officer.

Mr. Mulroy has a broad business background with more than 20 years of finance leadership experience at market-leading technology companies. His prior role was SVP of Finance at Microsoft. Prior to Microsoft he spent 10 years at Nuance Communications and 12 years at Progress Software. At Nuance Communications, Mr. Mulroy built and scaled a world class finance organization that provided financial, analytical and operational leadership for multiple sales and finance system implementations, over 30 acquisitions, more than $1B in business segment divestitures and restructurings, and multiple initiatives to launch new products to market and transition businesses to the cloud. Mr. Mulroy was also the strategic financial lead for Nuance Communications during their sale to Microsoft.

Mr. Mulroy will join the team in April 2023. Current CFO Evgeny Fetisov will continue in his current role until Mr. Mulroy’s start date and will then act in an advisory capacity to ensure a smooth transition.

“I want to welcome Brian to the team. He has an exceptional breadth of experience, and we look forward to his leadership and support in the CFO position. I also want to express my gratitude to Evgeny for his contribution to Semrush across the last nearly four years. Evgeny played a significant role in preparing our company to go public, and we achieved tremendous results together post-IPO and on our path to growth,” said Shchegolev.

About Semrush
Semrush is a leading online visibility management SaaS platform that enables businesses globally to run search engine optimization, pay-per-click, content, social media and competitive research campaigns and get measurable results from online marketing. Semrush offers insights and solutions for companies to build, manage, and measure campaigns across various marketing channels. Semrush, with over 94,000 paying customers, is headquartered in Boston and has offices in Philadelphia, Trevose, Austin, Dallas, Amsterdam, Barcelona, Belgrade, Berlin, Limassol, Prague, Warsaw, and Yerevan.

Forward-Looking Statements
This press release may include forward-looking statements, including with regards to the growth of Semrush, expectations regarding future financial performance, the size and development of the market for its products, and the planned start date for new executives and our transition plans. Such forward-looking statements may be identified by the use of the following words (among others): “continues,” “remains,” “believes,” “expects,” “may,” “will,” “plan,” “should” or “anticipates,” or comparable words and their negatives. These forward-looking statements are not guarantees but are subject to risks and uncertainties that could cause actual results to differ materially from the expectations contained in these statements. For a discussion of such risks and uncertainties, see "Risk Factors" in Semrush’s filings with the Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q. Semrush assumes no obligation to update any forward-looking statements contained in this press release in the event of changing circumstances or otherwise, and such statements are current only as of the date they are made.